Exhibit 10.5

BioRestorative Therapies, Inc.

40 Marcus Drive, Suite One

Melville, New York 11747

May 30, 2018

Mr. Mark Weinreb

40 Marcus Drive, Suite One

Melville, New York 11747

Dear Mr. Weinreb:

Reference is made to the Executive Employment Agreement, dated as of March 9, 2015, between BioRestorative Therapies, Inc. (the “Company”) and you (the “Executive”), as amended (the “Employment Agreement”). All capitalized terms used and not defined herein shall have the meanings ascribed to them in the Employment Agreement.

Pursuant to the Employment Agreement, the Executive is entitled to receive an annual bonus of up to 50% of his Per Annum Salary based upon the satisfaction of certain performance goals.

The parties agree that the performance goals for the year ended December 31, 2017 were not satisfied and that, accordingly, no bonus was payable for such year. The parties agree further that the performance goals for the year ending December 31, 2018, and the bonus amount payable with respect thereto, are as set forth on Schedule A attached hereto.

Except as amended hereby, the Employment Agreement shall continue in full force and effect in accordance with its terms.

Very truly yours,

BioRestorative Therapies, Inc.

By:
Mandy Clyde
Vice President of Operations

Agreed:

Mark Weinreb

SCHEDULE A

2018 Bonus Milestones:

●	$72,000 in the event the Company receives financing in a sufficient amount to commence and complete its U.S. Phase 2 clinical trial with respect to BRTX-100 (the “Clinical Trial”), or the Company enters into a license agreement with respect to BRTX-100 and the commencement and completion of the Clinical Trial, which license agreement provides for the payment of a license fee and royalties to the Company;

●	$56,000 in the event the Company establishes a new commercial, research or other strategic relationship (other than with respect to its brtx-DISC Program) that materially advances the Company’s prospects and pursuant to which the Company receives an equity investment of at least $1,000,000;

●	$40,000 in the event the Company enters into agreements with at least five (5) sites with regard to their participation in the Clinical Trial;

●	$32,000 in the event the Company’s common stock is listed on Nasdaq or a comparable exchange.

It is understood and agreed that each of the foregoing milestones must be achieved by December 31, 2018 in order for the Executive to be entitled to receive the Bonus amount. In addition, the Executive must have remained continuously employed with the Company through the date on which a particular milestone is satisfied in order for the Executive to be entitled to receive the particular Bonus amount. The Executive acknowledges and agrees that the Company is under no obligation to approve the pursuit of, or pursue, any of the milestones set forth above. Any issue as to whether any of the foregoing milestones have been satisfied shall be determined by the Company in its sole discretion.